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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 13E-4/A
                          ISSUER TENDER OFFER STATEMENT
      (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)
                                (Amendment No. 1)

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                          INTERNATIONAL GAME TECHNOLOGY
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                  (Name of Issuer and Person Filing Statement)


                   Common Stock, par value $.000625 per share
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                         (Title of Class of Securities)


                                    459902102
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                      (CUSIP Number of Class of Securities)


                                 Sara Beth Brown
                       Vice President and General Counsel
                          International Game Technology
                              9295 Prototype Drive
                               Reno, Nevada 89511
                                 (775) 448-7777
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(Name, Address and Telephone Number of Person Authorized to Receive Notices
          and Communications on Behalf of the Person Filing Statement)


                                    Copy to:

                               J. Jay Herron, Esq.
                            Stephanie I. Splane, Esq.
                              O'Melveny & Myers LLP
                      610 Newport Center Drive, Suite 1700
                         Newport Beach, California 92660
                                 (949) 760-9600

                                December 9, 1999
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     (Date Tender Offer First Published, Sent or Given to Security Holders)

         This Amendment No. 1 modifies and supplements the Issuer Tender Offer Statement on Schedule 13E-4 (the "Statement"), dated December 9, 1999, filed by International Game Technology, a Nevada corporation (the "Issuer"). Capitalized terms not defined herein shall have the meanings given to them in the Statement.

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ITEM 1. SECURITY AND ISSUER.

        Item 1, paragraph (b) is amended by adding the following:

        (b) On January 10, 2000, the Issuer issued a press release announcing the preliminary results of its issuer tender offer. A copy of this press release is filed as Exhibit (a) (11) hereto, and is incorporated herein by reference. On January 14, 2000, the Issuer issued a press release announcing the final results of its issuer tender offer. A copy of this press release is filed as Exhibit (a)
(12) hereto, and is incorporated herein by reference.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

        (a)(11)  Press Release dated January 10, 2000.

        (a)(12)  Press Release dated January 14, 2000.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               INTERNATIONAL GAME TECHNOLOGY

                                               By: /s/ MAUREEN T. MULLARKEY
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                                                   Maureen T. Mullarkey
                                                   Chief Financial Officer and
                                                   Vice President, Finance

Dated: January 14, 2000


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                                INDEX TO EXHIBITS

Item              Description                                            Page
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(a)(11)           Press Release dated January 10, 2000.
(a)(12)           Press Release dated January 14, 2000.